Exhibit 99.1

News Release

Date:	Tuesday, February 25, 2009

Contact:	Greg Gibson, Chief Executive Officer – (828) 243-5175
Roger Mobley, Chief Financial Officer – (828) 697-3106

Release Date:	For Immediate Release

1st Financial Services Corporation Reports Fourth Quarter

and Full Year 2008 Results

HENDERSONVILLE, N.C. / February 25 / PRNewswire / 1st Financial Services Corporation (OTCBB: FFIS), parent company of Mountain 1st Bank & Trust Company, announced financial results for the fourth quarter and full year ending December 31, 2008. For the quarter ended December 31, 2008, the Company reported a net loss available to common stockholders of $1.6 million or $0.32 per basic and diluted share. This represents a decrease of $2.4 million or 305.4% as compared with $779 thousand or $0.16 per basic share and $0.15 per diluted share reported during the same period in 2007. The decrease in quarterly net income was primarily due to a $3.2 million increase in provision for loan losses as compared to the same period in 2007. Additionally, as a result of historically low levels of interest rates, which were reduced by the Federal Reserve by over 400 basis points during the year, net interest margins were substantially reduced for the period which subsequently reduced net interest income by $255 thousand or 4.5%.

Net income available to common stockholders for the year ended December 31, 2008 was $207 thousand or $0.04 per basic and diluted share, compared to $3.5 million or $0.71 per basic share and $0.66 per diluted share for the year ended December 31, 2007. The decrease in net income for the full year ended December 31, 2008 was primarily due to a 77 basis point reduction in net interest margin for the year resulting in a $420 thousand or 2.0% reduction in net interest income for the period. Also adversely impacting net income was an increase of $3.1 million or 92.3% in the Company’s provision for loan losses.

During 2008, principally during the first half of the year, the Company’s assets increased $100.6 million or 16.6% to $707 million from $606 million at December 31, 2007. Loans and deposits increased to $584 million and $591 million, respectively, at December 31, 2008. This compares with $522 million and $529 million, respectively, at December 31, 2007, representing increases of $62.1 or 11.9% and $61.9 or 11.7%, respectively.

101 Jack Street • Hendersonville • North Carolina • 28792

828-697-3100 Fax: 828-693-5008

1st Financial Service Corporation

Announcement of Operation Results

February 25, 2009

Greg Gibson, CEO commented, “In retrospect, 2008 was arguably the most challenging year for the banking industry in more than fifty years. Throughout most of the year, the reduction of short term interest rates at a historical pace presented the most significant challenge. The Company’s net interest margin contracted from an average of 4.01% during 2007 to 3.24% for 2008. This 77 basis point reduction in net interest margin, applied to the Company’s 2008 average balance sheet of approximately $650 million, represents $5 million in reduced earnings capacity during the year. Now that the Federal Reserve has reduced short term interest rates to the lowest level in history, effectively zero, management believes that the repricing of the Company’s liabilities, principally its CD portfolio, will be able to reach a more realistic market level over the next two to three quarters. As this occurs, management believes the Company’s interest margin will improve. However, until short term interest rates begin to move upward toward a more historically sustainable level, net interest margins are not expected to be fully restored.

The second primary factor impacting the Company’s earnings, particularly in the fourth quarter, was the effect of the current recession on some of the Company’s borrowers. During the fourth quarter, economic stress on some of these borrowers resulted in an increase in credit losses for the Company. In this quarter, credit losses totaled $4.3 million, a significant increase over prior years. The majority of these losses were centered in a few credits, the largest of which was a well established real estate agency, in business in western North Carolina for more than twenty-five years.

While we are disappointed with the impact of the current economy on our fourth quarter results, regardless of economic conditions, we believe 1st Financial and Mountain 1st to be well-positioned to manage the challenges ahead.

We remain well-capitalized from a regulatory standpoint and continue to believe that this positioning will afford us additional opportunities to grow and continue to move toward our goal of becoming the premier banking franchise in western North Carolina. We believe that the recent announcement of our merger agreement with AB&T Financial and Alliance Bank is evidence of the opportunities which we expect to arise from the turbulence created by the current economic environment.

While management of credit quality remains our top priority for 2009, we are still focused on profitable growth. Our partnership with Alliance will bring additional markets in which to expand over the coming years. Further, it will bring additional capital which will both enhance our already strong capital position and provide for future expansion and asset growth. We are confident that we will successfully weather the current recessionary period and with our current positioning, we will continue to move 1st Financial without delay toward our goal of providing extraordinary service to our customers while adding ongoing value to our shareholders.”

101 Jack Street • Hendersonville • North Carolina • 28792

828-697-3100 Fax: 828-693-5008

1st Financial Service Corporation

Announcement of Operation Results

February 25, 2009

About 1st Financial Services Corporation

1 st Financial Services Corporation is the parent company for Mountain 1st Bank & Trust Company. In May 2004, Mountain 1st began operation as a full service community bank and currently serves ten counties through 15 branches located in western North Carolina. The website for 1st Financial and Mountain 1st is www.mountain1st.com. 1st Financial is a public company, shares of which are traded on the Over the Counter Bulletin Board system (OTCBB) under the symbol FFIS.

This Press Release and its exhibits contain statements relating to our financial condition, results of operations, plans, strategies, trends, projections of results of specific activities or investments, expectations or beliefs about future events or results, and other statements that are not descriptions of historical facts. Those statements may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements may be identified by terms such as “may,” “will,” “should,” “could,” “expects,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “predicts,” “forecasts,” “potential” “opportunity,” or “continue,” or similar terms or the negative of these terms, or other statements concerning opinions or judgments of our management about future events. Forward-looking information is inherently subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in our Annual Report on Form 10-K and in other reports we file with the Federal Deposit Insurance Corporation from time to time. Other factors that could influence the accuracy of those forward-looking statements include, but are not limited to: (a) the financial success or changing strategies of our customers; (b) customer acceptance of our services, products and fee structure; (c) changes in competitive pressures among depository and other financial institutions or in our ability to compete effectively against larger financial institutions in our banking market; (d) actions of government regulators, or changes in laws, regulations or accounting standards, that adversely affect our business; (e) our ability to manage our growth and to underwrite increasing volumes of loans; (f) the impact on our profits of increased staffing and expenses resulting from expansion; (g) changes in the interest rate environment and the level of market interest rates that reduce our net interest margin and/or the volumes and values of loans we make and securities we hold; (h) weather and similar conditions that affect agriculture or the tourist industry, or otherwise affect the economy in our banking markets; (i) changes in general economic or business conditions and the real estate market in our banking market (particularly changes that affect our loan portfolio, the abilities of our borrowers to repay their loans, and the values of loan collateral); and (j) other developments or changes in our business that we do not expect. Although our management believes that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. All forward-looking statements attributable to us are expressly qualified in their entirety by the cautionary statements in this paragraph. We have no obligation, and do not intend, to update these forward-looking statements.

101 Jack Street • Hendersonville • North Carolina • 28792

828-697-3100 Fax: 828-693-5008

1st Financial Service Corporation

Announcement of Operation Results

February 25, 2009

1st Financial Services Corporation

(Amounts in thousands except per share data)

(unaudited)

	For the Years Ended December 31,		Amount Increase/ (Decrease)	Percent Increase/ (Decrease)
	2008	2007
	(dollars in thousands except share and per share data)
Selected Income Statement Data and Ratios (unaudited)

Net interest income	$20,645	$21,065	$(420)	-1.99%
Provision for loan losses	6,520	3,390	3,130	92.33%
Noninterest income	4,824	4,294	530	12.34%
Noninterest expense	18,512	16,211	2,301	14.19%

Income before income taxes	437	5,758	(5,321)	-92.41%
Income tax expense	98	2,218	(2,120)	-95.58%

Net income	339	3,540	(3,201)	-90.42%

Accretion of preferred stock	27	—	27	n/a

Preferred dividends accrued	105	—	105	n/a

Net income available to common stockholders	$207	$3,540	(3,333)	-94.15%

Net interest margin	3.24%	4.01%	-0.77%	-19.21%
Return on average assets	0.05%	0.65%	-0.60%	-92.14%
Return on average equity	0.69%	7.85%	-7.16%	-91.23%
Efficiency ratio	72.68%	63.93%	8.76%	13.70%
Net charge-offs to average total loans, excluding held for sale	0.89%	0.36%	0.53%	148.53%
Nonperforming assets to period end loans and other real estate	2.22%	0.26%	1.96%	753.93%
Nonperforming assets to total assets	1.82%	0.22%	1.60%	727.54%
Net income per share:
Basic	$0.04	$0.71	(0.70)	-94.16%
Diluted	$0.04	$0.66	(0.61)	-93.99%
Weighted average shares outstanding:
Basic	4,997,027	4,988,604	8,423	0.17%
Diluted	5,234,295	5,381,687	(147,392)	-2.74%

101 Jack Street • Hendersonville • North Carolina • 28792

828-697-3100 Fax: 828-693-5008

1st Financial Service Corporation

Announcement of Operation Results

February 25, 2009

	For the Three Months Ended December 31,		Amount Increase/ (Decrease)	Percent Increase/ (Decrease)
	2008	2007
	(dollars in thousands except share and per share data)
Selected Income Statement Data and Ratios (unaudited)

Net interest income	$5,359	$5,614	$(255)	-4.54%
Provision for loan losses	4,280	1,035	3,245	313.53%
Noninterest income	1,095	1,016	79	7.78%
Noninterest expense	4,463	4,426	37	0.84%

Income (loss) before income taxes	(2,289)	1,169	(3,458)	-295.81%
Income tax expense (benefit)	(821)	390	(1,211)	-310.51%

Net income (loss)	(1,468)	779	(2,247)	-288.45%
Accretion of preferred stock	27	—	27	n/a
Preferred dividends accrued	105	—	105	n/a

Net income (loss) available to common stockholders	$(1,600)	$779	(2,379)	-305.39%

Net income (loss) per share:
Basic	$(0.32)	$0.16	(0.09)	-305.39%
Diluted	$(0.32)	$0.15	(0.47)	-317.38%
Weighted average shares outstanding:
Basic	4,997,027	4,997,027	—	0.00%
Diluted	5,089,725	5,291,732	(202,007)	-3.82%

	As of December 31,		Amount Increase/ (Decrease)	Percent Increase/ (Decrease)
	2008	2007
	(dollars in thousands except share and per share data)
Selected Balance Sheet Data (unaudited)

Total assets	$707,136	$606,491	$100,645	16.59%
Loans, including loans held for sale	584,033	521,943	62,090	11.90%
Allowance for loan losses	9,013	7,571	1,442	19.05%
Deposits	591,014	529,105	61,909	11.70%
Federal funds purchased and securities sold under agreements to repurchase	1,372	9,458	(8,086)	-85.49%

Borrowings	48,000	15,000	33,000	220.00%
Shareholders’ equity	62,570	46,212	16,358	35.40%
Book value per common share	$9.44	$9.25	0.19	2.05%

SOURCE: 1st Financial Services Corporation

+++End of Release+++

101 Jack Street • Hendersonville • North Carolina • 28792

828-697-3100 Fax: 828-693-5008